Exhibit 5.1

Akerman LLP Las Olas Centre II, Suite 1600 350 East Las Olas Boulevard Fort Lauderdale, FL 33301-2999 Tel: 954.463.2700 Fax: 954.463.2224

December 16, 2016

Cogint, Inc.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Ladies and Gentlemen:

We have acted as counsel for Cogint, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of (A) the issuance of up to 1,100,000 shares of the Company’s common stock, par value $0.0005 per share (the “Warrant Shares”), upon the exercise of warrants, dated as of November 29, 2016 (the “Warrants”), and the resale of the Warrant Shares by the selling stockholders identified in the Registration Statement (as defined below) and (B) the resale of 200,000 shares of the Company’s common stock, par value $0.0005 per share (the “Purchase Shares”), issued by the Company in a private placement pursuant to a stock purchase agreement dated December 13, 2016, (the “Purchase Agreement”). The issuance and resale of the Warrant Shares and the resale of the Purchase Shares are being registered pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including the Warrants and Purchase Agreement. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

(i)	the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and

(ii)	the Purchase Shares have been duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof, including the statutory provisions, applicable provisions of the Delaware constitution and reported decisions interpreting such laws, and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We expressly do not cover in this opinion the application of securities or “blue sky” laws in the various states to the sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Sincerely,

/s/ AKERMAN LLP

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